Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 5 of the Registration Statement on Form N-2 (333-198737) of our report dated September 12, 2013, relating to the consolidated financial statements for each of the two years in the period ended June 30, 2013 of Full Circle Capital Corporation appearing in the Prospectus, which is part of such Registration Statement, and to our report dated October 7, 2013 incorporated by reference, relating to the information as of June 30, 2013, 2012 and 2011 included in the “Senior Securities” table.

We also consent to the reference to us under the headings, “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

July 8, 2015